BLUE SKY BISON RANCH LTD

RR 1 Carvel, Alberta T0E  0H0    Telephone / Fax:  (403)  963-5913


    THIS AGREEMENT -- TO MANAGE BISON AT BLUE SKY BISON RANCH LTD.

This Agreement made and entered into this 1st day of December , 1998 by and between R & R Ranching, Inc., hereinafter called Owner, and Blue Sky Bison Ranch Ltd., hereinafter called Blue Sky, WITNESSETH:

A. Blue Sky operates a ranch enterprise that is engaged in the raising of bison livestock.

B. The Owner is the owner of Bison carrying the identifying marks by ear tags more particularly described and listed in Schedule A (the Bison) which will be attached hereto on January 15, 1999.

C. The purpose and intent of This Agreement is that the Owner is desirous of retaining the services of Blue Sky to provide grazing facilities and care for the Bison on the terms and conditions set out in This Agreement.

Now therefore, in consideration of the mutual promises and covenants to be performed by the respective parties, and the agreements and conditions hereinafter set forth, BE IT AGREED:

1. All costs of transporting the Owner's Bison to Blue Sky lands shall be borne by Blue Sky.

2. Upon delivery of the Bison, Blue Sky shall provide range, feed, care and management for them in accordance with the customary and proper practices of bison management. Specifically, Blue Sky shall provide the following:

       a) Lands necessary for grazing (including proper pasture maintenance and rotation practices)

       b) All necessary winter feed, hay, straw, grains, minerals and water

       c) All veterinary care including vaccinations for diseases and blood parasites, and worming

       d) Handling facilities and handling labor

       e) Identification tagging of the Bison and records management

       f) Herd bulls for the purpose of breeding the Bison at a rate of no less than one ( 1 ) bull per twenty ( 20 ) bison cows.


3. Insurance for death loss, acts of parliament or other perils of the Bison is the responsibility of the Owner.

4. Blue Sky agrees that it will carry liability insurance in the amount of $2 million to protect the Owner from liability that may arise by reason of acts of the public generally, third persons and trespassers; Blue Sky shall bear the cost of this liability insurance.

5. Blue Sky will assist in marketing, selling and transporting the Owner's Bison breeding stock at the Owner's request and at the Owners expense.

6. Blue Sky will market and sell the Owner's yearly calf crop and will bear the costs associated therewith.

7. Blue Sky will provide reasonable access to the lands of Blue Sky for the Owner or a person authorized by the Owner for the purpose of inspecting the Bison.

8. The remuneration payable by the Owner to Blue Sky for the services provided pursuant to This Agreement shall be as follows:

a) The Owner will pay on a monthly basis $500.00 (CAD) for the services described in this agreement. The owner will pay 1/4 of the proceeds of money earned from the sale of the bulls and the heifers for 1999.

10. Blue Sky shall be entitled to a lien upon all the Owner's Bison for any sum which may be due and owing by the Owner to Blue Sky pursuant to This Agreement. This lien may be enforced by the sale of any of the Owner's Bison. Specifically, any animal whose pasturage fee is three ( 3 ) months in arrears may be sold after serving due notice to the Owner. The proceeds of said sale will go first to pay incurred pasturage and sale costs with the remaining moneys to be remitted to the Owner.

11. It is mutually agreed that for purposes of Owner revenue determination, the Owner shall receive a prorata share of the revenue from the sale of the entire calf crop of the immediate herd in which the Owner's Bison cows reside based on the number of the Owner's Bison cows in relation to the total number of bison cows in the immediate herd.

     i.e. the calving rate of the Owner's Bison cows shall be the collective calving rate of the entire, immediate bison cow herd in which the Owner's Bison cows reside, and the male to female ratio of the Owner's calf crop shall be the male to female ratio of the entire, immediate herd's calf crop in which the Owner's Bison cows reside.

12. It is specifically understood and agreed that Blue Sky shall have at all times the exclusive preference option and right to purchase or refuse to purchase, as the case may be any and all animals offered for sale by the Owner at fair market value.

13. The term of this agreement will be for the period of 12 months beginning on the 1st day of January , 1999, and ending on the 1st day of January, 2000. The agreement may be extended on a monthly basis beyond the first 12 months on a monthly basis as agreed upon between the owner and Blue Sky.

14. In the event of premature termination of this contract, the Owner will be liable for boarding fees over the remaining term of the contract at a rate of $1,200 per bison per year. All fees payable by the Owner to Blue Sky shall become due and payable at the time of contract termination.

15. This Agreement constitutes the entire agreement between the parties and shall be amended only by agreement of the parties in writing.

16. This Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

IN WITNESS HEREOF, the parties have executed This Agreement as of the day and year first noted above



BLUE SKY BISON RANCH LTD.             R & R Ranching, Inc.



Per /s/ W.M.C. Davidson               Per /s/ William R. Davidson, President
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WITNESS                               WITNESS



/s/ Rusty Reid                        /s/ Rusty Reid
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